Exhibit 3.1

TAKE-TWO INTERACTIVE SOFTWARE, INC.

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THIRD AMENDED AND RESTATED BYLAWS

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ARTICLE I.

OFFICES

Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. All meetings of the stockholders for the election of directors shall be held in the City of Wilmington, State of Delaware, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual meetings of stockholders, commencing with the year 2015, shall be held on the second Tuesday in September if not a legal holiday, and if a legal holiday, then on the next secular day following, at 4:00 P.M., or at such other date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the executive chairman, non-executive chairman, chief executive officer or president and shall be called by the executive chairman, non-executive chairman, chief executive officer, president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation a different vote is required; in which case such express provision shall govern and control the decision of such question. Except as otherwise provided by law, the certificate of incorporation or these bylaws, a director shall be elected if the number of votes which are cast “for” his or her election by holders of the stock present in person or represented by proxy entitled to vote on the election of directors exceed the number of votes “against” his or her election by such holders (a “Majority Vote”); provided that, if the chairman of the meeting determines that the number of persons properly nominated to serve as directors of the corporation exceeds the number of directors to be elected as of the close of the notice period set forth in Section 12 of this article, the directors shall be elected by a plurality of the stock present in person or represented by proxy entitled to vote on the election of directors.

Section 10. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Section 11.

A. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, subject to Section 11(B), may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

B. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the secretary of the corporation, request the board of directors to fix a record date. The board of directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date in accordance with Article VI, Section 5. If no record date has been fixed by the board of directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the corporation having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the secretary of the corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the board of directors adopts the resolution taking such prior action.

Section 12.

A. Annual Meetings of Stockholders.

1. Nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or (c) by any stockholder of the corporation who (i) is a stockholder of record (x) at the time notice is given by such stockholder pursuant to this Section 12, (y) on the record date for the applicable meeting of stockholders and (z) on the date of the applicable meeting of stockholders, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 12.

2. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 12, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that if either (x) the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, or (y) no annual meeting of stockholders was held in the previous year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the close of business on the tenth (10th) day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first. “Close of business” shall mean 5:00 p.m. local time at the principal executive offices of the corporation, and if an applicable deadline falls on the close of business on a day that is not a business day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding business day. “Business day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to close. Such stockholder’s notice shall set forth:

a)

as to each person whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)

as to any business other than nominations that the stockholder proposes to bring before the annual meeting, a brief description of such business (including the complete text of any resolutions to be presented at the annual meeting), the stockholder’s reasons for proposing such business and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below) of such stockholder, individually or in the aggregate, including any anticipated benefit to the stockholder or any such Stockholder Associated Person therefrom;

c)

as to the stockholder giving the notice and any Stockholder Associated Person of such stockholder and, if the stockholder’s notice includes a nomination of person(s) for election to the board of directors, any Proposed Nominee: (i) the class, series and number of all shares of stock or other securities of the corporation (collectively, “Company Securities”), if any, that are owned (beneficially or of record) by such stockholder, Stockholder Associated Person or Proposed Nominee, the date(s) on which such Company Securities were acquired and the investment intent of such acquisition(s), and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person (whether or not such person maintains a “net long” position); (ii) any direct or indirect legal, economic or financial interest (including any short interest) of such stockholder, Stockholder Associated Person or Proposed Nominee in the outcome of any vote to be taken at any meeting of stockholders of the corporation or the stockholders of any other entity with respect to any matter that is substantially related, directly or indirectly, to any business proposed to be brought before a meeting or nomination by any stockholder under these bylaws; (iii) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Stockholder Associated Person or Proposed Nominee; and (iv) whether and the extent to which such stockholder, Stockholder Associated Person or Proposed Nominee, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last twelve (12) months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement) (w) the value of which is derived in whole or in part from the value of any Company Securities, (x) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from changes in the value or price of any Company Securities, (y) the effect or intent of which is to mitigate loss or manage risk or benefit of changes in the value or price of any Company Securities or (z) that provides the right to vote or increase or decrease the voting power of such stockholder, Stockholder Associated Person or Proposed Nominee, with respect to any Company Securities;

d)

as to the stockholder giving the notice, any Stockholder Associated Person of such stockholder with an interest or ownership referred to in clause (c) of this Section 12(A)(2) and, if the stockholder’s notice includes a nomination of person(s) for election to the board of directors, any Proposed Nominee: (i) the name and address of such stockholder, as they appear on the corporation’s books, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee; and (ii) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

e)

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director of the corporation and/or the proposal of other business on the date of such stockholder’s notice;

f)

a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the persons named in his or her notice and/or to bring such other business before the annual meeting;

g)

a representation that the stockholder giving the notice intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and

h)	such other information as the corporation may reasonably require to determine the eligibility of such Proposed Nominee to serve as a director of the corporation.

3. “Stockholder Associated Person” of any stockholder means (1) any person acting in concert with such stockholder (including, but not limited to, in connection with such stockholder’s proposal of one or more Proposed Nominees and/or of any other business) with respect to the corporation or any Company Securities, (2) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder (as defined in Rule 16a-1(a)(1), without reference to the proviso therein, or Rule 16a-1(a)(2), or any successor provisions, under the Exchange Act) and (3) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

4. Such stockholder’s notice shall, with respect to any Proposed Nominee, as applicable, be accompanied by a certificate executed by the Proposed Nominee (1) stating whether the Proposed Nominee is or may become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation or has received or may receive any compensation or other payment from any person or entity other than the corporation, in each case in connection with candidacy, service or action as a director of the corporation, (2) certifying that such Proposed Nominee will serve as a director of the corporation if elected; (3) stating whether such person, if elected, but who fails to receive a Majority Vote in any uncontested election for directors, intends to tender, promptly following such person’s election or re-election, his or her resignation to the corporate governance committee, in accordance with Article III, Section 15; and (4) attaching a completed Proposed Nominee questionnaire, which questionnaire shall be provided by the corporation, within five days of any written request, to the identified stockholder of record providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange or over-the-counter market applicable to any Company Securities.

5. Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 12 to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred five (105) days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders (or, if the annual meeting is held more than thirty (30) days before or thirty (30) days after such anniversary date, at least one hundred five (105) days prior to such annual meeting), a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the corporation not later than the close of business on the fifteenth (15th) day following the day on which such public announcement is first made by the corporation.

6. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

7. No business may be properly brought before an annual meeting of stockholders by a person other than a stockholder unless such matter has been included in the proxy solicitation materials issued by the Company, excepting procedural matters concerning the conduct of such annual meeting.

8. Nothing in this Section 12 shall be construed to confer upon any persons other than stockholders of record as of the record date for any meeting of stockholders of the corporation the right to vote, in person or by proxy, at such meeting.

B. If information submitted pursuant to this Section 12 by any stockholder proposing a nominee for election as a director and/or any other business at a meeting of stockholders shall be inaccurate or incomplete in any material respect, such information may be deemed not to have been provided, and the nomination or other business in respect of which such information is required by Section 12(A) may be deemed not to have been made or proposed in accordance with this Section 12. Any such stockholder shall notify the corporation of any inaccuracy or incompleteness (within two business days of becoming aware of such inaccuracy or change) in any such information. Within five business days after the record date related to the annual or special meeting of stockholders, and upon written request by the board of directors or a duly authorized officer of the corporation, within five business days of delivery of such request (or such other period as may be specified in such request), any such stockholder or the Proposed Nominee shall provide (1) written verification, satisfactory, in the discretion of the board of directors or any authorized officer of the corporation, to demonstrate the accuracy or certify the completeness of any information submitted or required to be submitted by the stockholder pursuant to this Section 12 and (2) a written update of any information submitted by the stockholder pursuant to this Section 12 as of the record date or a date not later than such request by the board of directors. If a stockholder or the Proposed Nominee fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided, and the nomination or business in respect of which such information is required by Section 12(B) may be deemed not to have been made or proposed in accordance with this Section 12. Notwithstanding the foregoing, following the conclusion of the relevant time period to provide timely notice to the corporation pursuant to this Section 12, a stockholder will not be permitted to update the information provided or required to be provided in such notice to substitute or replace a nominee.

C. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record (i) at the time notice is given by such stockholder pursuant to this Section 12, (ii) on the record date for the applicable meeting of stockholders and (iii) on the date of the applicable meeting of stockholders is delivered to the secretary of the corporation, who is entitled to vote at the meeting and upon such election, who complies with the notice procedures set forth in this Section 12. If the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph A of this Section 12, and containing the information required by paragraph A of Section 12, shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the later of (x) the close of business of the ninetieth (90th) day prior to such special meeting or (y) the close of business of the fifteenth (15th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

D. General.

1. Only such persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 12, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 12(D), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation, in person or by proxy, to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

2. The board of directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate, convenient or desirable. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are necessary, appropriate, convenient or desirable for the proper conduct of the meeting, including, without limitation, establishing (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on participation in such meeting to (x) stockholders of record of the corporation or duly authorized and constituted proxies thereof, and (y) such other persons as the chairman shall permit, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, (v) limitations on the time allotted to questions or comment by participants, (vi) regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot and (vii) the authority to conclude or adjourn the meeting with or without stockholder approval. Unless, and to the extent, otherwise determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

3. For purposes of this Section 12, (a) “public announcement” and “was made public” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (b) the “close of business” on a particular day shall mean 5:00 p.m. local time in New York, New York on such day; and (c) any notice required to be delivered hereunder shall be valid only if delivered to the corporate headquarters of the corporation, currently located at 622 Broadway, 6th Floor, New York, New York, to the attention of the General Counsel of the corporation.

4. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 12 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, nor shall this Section 12 limit or affect in any manner the right of the corporation to omit, or to seek to omit, from the corporation’s proxy materials a proposal made under Rule 14a-8 or a nomination made under Rule 14a-11 or (ii) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

Section 13. Prior to the holding of each annual or special meeting of the stockholders, one or more inspectors of election to serve thereat shall be appointed by the board of directors, or, if the board of directors shall not have made such appointment, by the chairman of the meeting, the chief executive officer or the president. If there shall be a failure to appoint an inspector, or if, at any such meeting, the inspector or inspectors so appointed shall be absent or shall fail to act or the office shall become vacated, the chairman of the meeting may, and at the request of a stockholder present in person and entitled to vote at such meeting shall, appoint such inspector or inspectors of election to act thereat. The inspector or inspectors of election so appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspector at such meeting, with strict impartiality and according to the best of his or her ability, and the oath so taken shall be subscribed by such inspector. Such inspector or inspectors of election shall take charge of the polls, and, after the voting on any question, shall make a certificate of the results of the vote taken. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

ARTICLE III.

DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall be not less than one nor more than ten. Within such specified limits, the number of directors shall be determined by resolution of the board of directors or by the stockholders at the annual meeting or by written consent. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article III, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 3. The business of the corporation shall be managed by or under the direction of its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting or by written consent and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 6. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

Section 7. Special meetings of the board may be called by the executive chairman, non-executive chairman, chief executive officer or president on reasonable notice to each director, either personally or by mail or by facsimile or by electronic transmission; special meetings shall be called by the executive chairman, non-executive chairman, lead independent director, chief executive officer, president or secretary in like manner and on like notice on the written request of a majority of directors.

Section 8. At all meetings of the board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Section 10. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES OF DIRECTORS

Section 11. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a), fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation) adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

Section 12. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

COMPENSATION OF DIRECTORS

Section 13. Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

REMOVAL OF DIRECTORS

Section 14. Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

Section 15. In an uncontested election of directors (that is, at any meeting of stockholders at which directors are to be elected and with respect to which the number of nominees, as of the close of the period by which stockholders may submit notice to nominate a person for election as a director pursuant to Article II, Section 12, does not exceed the number of directors to be elected), any nominee for director who does not receive a Majority Vote shall promptly tender his or her resignation to the corporate governance committee (the “Committee”) (following certification of the stockholder vote) for consideration in accordance with the following procedures.

The Committee shall promptly consider such resignation and shall recommend to the board of directors the action to be taken with respect to such offered resignation, which may include (i) accepting the resignation; (ii) maintaining the director but addressing what the board of directors believes to be the underlying cause of the failure of such director to be elected by a Majority Vote; (iii) determining that the director will not be re-nominated in the future for election; or (iv) rejecting the resignation. The Committee shall consider all relevant factors including, without limitation, (a) the stated reasons why such director did not receive a Majority Vote, if any; (b) any alternatives for curing the underlying cause of the failure of such director to be elected by a Majority Vote; (c) the tenure and qualifications of the director; (d) the director’s past and expected future contributions to the corporation; (e) the corporation’s director criteria and the Committee’s policies regarding qualifications of directors; (f) the Committee’s governance guidelines; and (g) the overall composition of the board of directors, including whether accepting the resignation would cause the corporation to fail to meet any applicable regulatory or stock exchange listing requirements.

Subject to applicable legal and regulatory requirements, the board of directors shall act on the Committee’s recommendation no later than 90 days following the date of the certification of the election results for the stockholders’ meeting when the election occurred. In considering the Committee’s recommendation, the board of directors shall consider the factors considered by the Committee and such additional information and factors the board of directors believes to be relevant. Following the board of directors’ decision, the corporation shall promptly disclose in a Current Report on Form 8-K filed with the Securities and Exchange Commission its decision regarding the tendered resignation (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

If any tendered resignation is accepted, the Committee shall recommend to the board of directors whether to fill such vacancy or vacancies or to reduce the size of the board of directors.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Committee’s recommendation or the board of directors’ consideration regarding whether or not to accept the tendered resignation. Prior to voting, the board of directors will afford the director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Committee do not receive a Majority Vote for their election at the same uncontested election for directors, then the remaining directors who are on the board of directors and received a Majority Vote for their election at such election would consider the matter directly or may appoint a board of directors committee among themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the board of directors as to whether to accept or reject them. If all of the members of the board of directors do not receive a Majority Vote for their election at the same uncontested election for directors, then the entire board of directors shall consider each tendered resignation separately, with each director recusing himself from the deliberation and voting with respect to the acceptance or rejection of such director’s resignation.

ARTICLE IV.

NOTICES

Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or by any other manner permissible under the Delaware General Corporation Law.

Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V.

OFFICERS

Section 1. The officers of the corporation shall include a chief executive officer, a president, a vice-president, a secretary and a treasurer. The secretary and treasurer shall be chosen by the board of directors. The chief executive officer and the president shall be appointed and may be removed at any time, with or without cause, by the executive chairman, with the approval of the compensation committee of the board of directors. The holders of a majority of the outstanding shares of the corporation or the board of directors may elect an executive chairman, who need not be a director and, unless otherwise determined by the board of directors, shall be an officer of the corporation and who shall preside at all meetings of the stockholders and the board of directors. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

Section 2. The board of directors at its first meeting after each annual meeting of stockholders shall choose one or more vice-presidents, a secretary and a treasurer.

Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

THE CHIEF EXECUTIVE OFFICER

Section 6. The chief executive officer of the corporation shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect.

Section 7. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

THE PRESIDENT

Section 8. In the absence of the chief executive officer or in the event of his inability or refusal to act, the president shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the chief executive officer. The president shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE VICE-PRESIDENTS

Section 9. The vice-presidents shall perform such duties and have such powers as the board of directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARY

Section 10. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 11. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURERS

Section 12. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

Section 13. He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.

Section 14. If required by the board of directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 15. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI.

CERTIFICATES FOR SHARES

Section 1. The shares of the corporation shall be represented by a certificate or shall be uncertificated. Certificates shall be signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2. Any or all of the signatures on a certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

Section 3. The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFER OF STOCK

Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

FIXING RECORD DATE

Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting. Record dates with respect to action of the stockholders by written consent shall be fixed in accordance with Article II, Section 11(B).

REGISTERED STOCKHOLDERS

Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII.

GENERAL PROVISIONS; DIVIDENDS

Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

ANNUAL STATEMENT

Section 3. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

CHECKS

Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 5. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

SEAL

Section 6. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

INDEMNIFICATION

Section 7. The corporation shall indemnify its officers and directors and any employees and agents to the extent permitted by the General Corporation Law of Delaware.

FORUM FOR ADJUDICATION OF DISPUTES

Section 8. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or these by-laws (in each case, as may be amended from time to time); or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine, shall be in the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, subject to the court’s having personal jurisdiction over the indispensable parties named therein. The preceding sentence of this Section 8 shall not apply to claims arising under the Securities Act of 1933, as amended, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 8. Failure to enforce the foregoing provisions would cause the corporation irreparable harm and the corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE VIII.

AMENDMENTS

Section 1. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the board of directors by the certificate of incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.